CUSIP No. 59540G107	SCHEDULE 13D	Page 1 0 of 10

Exhibit 7(a)

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Date: November 8, 2024

General American Capital, LLC

By:	/s/ Susan D. Hudson
Name:	Susan D. Hudson
Title:	Manager

Indiana Pacific General Trust

By:	/s/ Susan D. Hudson
Name:	Susan D. Hudson
Title:	Trustee

Susan D. Hudson

By:	/s/ Susan D. Hudson

Philip A. Norcross

By:	/s/ Philip A. Norcross